UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Gill, Richard F.
   8545 United Plaza Boulevard
   Baton Rouge, LA  70809
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Shaw Group Inc.
   SGR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/31/99
5. If Amendment, Date of Original (Month/Year)
   10/15/99
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Operating Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Option (r|20.250  |10/19|D(1)|18,750     |D  |3/20/|3/20/|Common Stock|18,750 |       |            |D  |            |
ight to buy)            |        |/98  |    |           |   |98   |01   |            |       |       |            |   |            |
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Employee Stock Option (r|20.250  |10/19|D(2)|6,250      |D  |3/20/|3/20/|Common Stock|6,250  |       |            |D  |            |
ight to buy)            |        |/98  |    |           |   |98   |01   |            |       |       |            |   |            |
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Employee Stock Option (r|8.375   |10/19|A   |50,000     |A  |(3)  |10/19|Common Stock|50,000 |       |50,000      |D  |            |
ight to buy)            |        |/98  |    |           |   |     |/02  |            |       |       |            |   |            |
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Employee Stock Option (r|8.375   |10/19|A(2)|6,250      |A  |(3)  |10/19|Common Stock|6,250  |       |6,250       |D  |            |
ight to buy)            |        |/98  |    |           |   |     |/02  |            |       |       |            |   |            |
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Employee Stock Option (r|8.375   |01/04|A   |18,750     |A  |(3)  |10/19|Common Stock|18,750 |       |18,750      |D  |            |
ight to buy)            |        |/99  |    |           |   |     |/02  |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Cancellation of options in connection with grant of replacement options.
(2) Repricing of existing options granted on March 20 1997 and exercisable in annual increments of 25% each.
(3) These options are exercisable in four annual increments of 25% each on October 19, 1999, 2000, 2001 and 2002.
SIGNATURE OF REPORTING PERSON
/s/ Richard F. Gill
DATE
November 1, 1999